Tidal Trust II 485BPOS

Exhibit 99(d)(xxvi)(ii)

SECOND AMENDMENT TO THE

SUB-ADVISORY AGREEMENT

This Second Amendment to the Sub-Advisory Agreement (the “Amendment”) is made as of June 4, 2025, by and between TIDAL INVESTMENTS LLC (the “Adviser”) and NICHOLAS WEALTH, LLC (F/K/A BLUEPATH CAPITAL MANAGEMENT, LLC DOING BUSINESS AS NICHOLAS WEALTH MANAGEMENT) (the “Sub-Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated as of November 10, 2022, as amended to date (the “Agreement”).

B.	The Sub-Adviser has changed its legal name from “BluePath Capital Management, LLC dba Nicholas Wealth Management” to “Nicholas Wealth, LLC”, effective as of July 16, 2024, and pursuant to Section 22 of the Agreement the parties desire to amend the Agreement to reflect such name change.

C.	Pursuant to Section 22 of the Agreement the parties desire to amend and restate Schedule A to the Agreement to add the following new series:

Nicholas Crypto Income ETF

D.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	All references in the Agreement to “BLUEPATH CAPITAL MANAGEMENT, LLC DOING BUSINESS AS NICHOLAS WEALTH MANAGEMENT” shall be deemed to refer to “NICHOLAS WEALTH, LLC” as of the date of this Amendment.

2.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

3.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:	/s/Daniel Carlson
Name:	Daniel Carlson
Title:	Co-Founder & Chief of Staff
Date:	06/04/2025

NICHOLAS WEALTH, LLC (F/K/A BLUEPATH CAPITAL MANAGEMENT, LLC DOING BUSINESS AS NICHOLAS WEALTH MANAGEMENT)

By:	/s/David Nicholas
Name:	David Nicholas
Title:	President
Date:	06/04/2025

Amended and Restated Schedule A

to the

Sub-Advisory Agreement by and between Tidal Investments LLC and Nicholas Wealth, LLC

(June 4, 2025)

Fund Name	Sub-Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
Nicholas Fixed Income Alternative ETF	0.05%	Commencement of Operations	Non-Discretionary	None
Nicholas Global Equity and Income ETF	0.05%	Commencement of Operations	Non-Discretionary	None
Nicholas Crypto Income ETF	0.05%	Commencement of Operations	Non-Discretionary	None

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